FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of __________________, 2014, by and between VII Pac Shores Investors, L.L.C., a Delaware limited liability company (“Landlord”), and BROADVISION, INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord and Tenant are parties to that certain lease dated April 18, 2012 (as amended, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 16,399 rentable square feet (the “Premises”) described as Suite No(s). 210 and 230 on the 2nd floor of the building commonly known as 1700 Seaport Boulevard located at 1700 Seaport Boulevard, Redwood City, CA (the “Building”).

B.The Lease will expire by its terms on June 30, 2015 (the “Existing Expiration Date”), and the parties wish to extend the term of the Lease on the following terms and conditions.

NOW, THEREFORE,  in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.

Extension.  The term of the Lease is hereby extended through June 30, 2018 (the “Extended Expiration Date”).  The portion of the term of the Lease beginning on the date immediately following the Existing Expiration Date (the “Extension Date”) and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”.

2.Base Rent.  During the Extended Term, the schedule of Base Rent shall be as follows:

Period of Extended Term	Monthly Base Rent
7/1/15 – 6/30/16	$57,396.50
7/1/16 – 6/30/17	$59,118.40
7/1/17 – 6/30/18	$60,891.95

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding the foregoing, Base Rent shall be abated, in the amount of $57,396.50 per month, for the first full calendar month of the Extended Term; provided, however, that if a Default exists when any such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such Default is cured.

3.Security Deposit.  No additional security deposit shall be required in connection with this Amendment.

4.Expenses and Taxes.  During the Extended Term, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease.

5.Improvements to Premises.

5.1.Configuration and Condition of Premises.  Tenant acknowledges that it is in possession of the Premises and agrees to accept them “as is” without any representation by Landlord regarding their configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

5.2.Responsibility for Improvements to Premises.  Tenant shall be entitled to perform improvements to the Premises, and to receive an allowance from Landlord for such improvements, in accordance with the Work Letter attached hereto as Exhibit A.

6.Other Pertinent Provisions.  Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1.Furniture.  Effective as of the date of mutual execution and delivery of this Amendment, Landlord, in consideration of $1.00 and other valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, hereby quitclaims and conveys Landlord’s Furniture (defined in Section 7 of Exhibit F to the Lease) to Tenant.  All warranties of title, quality, condition, fitness of use, and merchantability are hereby excluded and Tenant accepts the Furniture in its “as is” / “where is” condition.”  Accordingly, from and after the date of mutual execution and delivery of this Amendment, as between Landlord and Tenant, the Furniture shall be deemed Tenant’s personal property for all purposes under the Lease.

6.2.California Public Resources Code § 25402.10.  If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Building, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required to disclose to a prospective buyer, tenant or mortgage lender under California Public Resources Code § 25402.10 or any similar law.

6.3.California Civil Code Section 1938.  Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

7.Miscellaneous.

7.1.This Amendment and the attached exhibit, which are hereby incorporated into and made a part of this Amendment, sets forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

7.2.Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

7.3.In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

7.4.Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

7.5.Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

7.6.Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Cornish & Carey Commercial, a California corporation) claiming to have represented Tenant in connection with this Amendment.  Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.  Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

7.7.If Tenant has any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) that was granted to Tenant under the Lease (as determined without giving effect to this Amendment) and that, by virtue of this Amendment, will continue in effect during the Extended Term, then, from and after the Extension Date, such expansion right shall be subject and subordinate to any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or Project existing on the date of mutual execution and delivery hereof.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

VII Pac Shores Investors, L.L.C., a Delaware limited liability company By: Name: Title:

TENANT:
BROADVISION, INC., a Delaware corporation By:_____________________________ Name:_____________________________ Title:_____________________________

EXHIBIT A

WORK LETTER

As used in this Exhibit A (this “Work Letter”), the following terms shall have the following meanings:

(i)	“Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Work Letter;

(ii)	“Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements; and

(iii)	“Agreement” means the amendment of which this Work Letter is a part.

1	ALLOWANCE.

1.1 Allowance.  Tenant shall be entitled to a one-time tenant improvement allowance (the “Allowance”) in the amount of $115,045.00 (i.e., $7.00 per rentable square foot of the Premises) to be applied toward the Allowance Items (defined in Section 1.2 below).  Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter.  Notwithstanding any contrary provision of this Agreement, if Tenant fails to use the entire Allowance by February 28, 2016, the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto; provided, however, that if no Default then exists, Landlord shall apply the unused Allowance against installments of Monthly Rent next coming due under this Lease.

1.2 Disbursement of Allowance.

1.2.1Allowance Items.  Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the “Allowance Items”):  (a) the fees of Tenant’s architect and engineers, if any, and any Review Fees (defined in Section 2.3 below); (b) [Intentionally Omitted]; (c) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (d) the cost of performing the Tenant Improvement Work, including after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions; (e) the cost of any change to the base, shell or core of the Premises or Building required by Tenant’s plans and specifications (the “Plans”) (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (f) the cost of any change to the Plans or the Tenant Improvement Work required by Law; (g) [Intentionally Omitted]; (h) sales and use taxes; and (i) all other costs expended by Landlord in connection with the performance of the Tenant Improvement Work.

1.2.2Disbursement.    Subject to the terms hereof, Landlord shall make monthly disbursements of the Allowance for Allowance Items as follows:

1.2.2.1Monthly Disbursements.  Not more frequently than once per calendar month, Tenant may deliver to Landlord:  (i) a request for payment of Tenant’s contractor, approved by Tenant, in

AIA G-702/G-703 format or another format reasonably requested by Landlord, showing the schedule of values, by trade, of percentage of completion of the Tenant Improvement Work, detailing the portion of the work completed and the portion not completed (which approved request shall be deemed Tenant’s approval and acceptance of the work and materials described therein); (ii) copies of all third-party contracts (including change orders) pursuant to which the Tenant Improvement Work has been performed (collectively, the “Construction Contracts”); (iii) copies of invoices for all labor and materials provided to the Premises and covered by such request for payment; (iv) executed conditional mechanic’s lien releases from all parties who have provided such labor or materials to the Premises (along with executed unconditional mechanic’s lien releases for any prior payments made pursuant to this paragraph) satisfying California Civil Code §§ 8132 and/or 8134, as applicable; and (v) all other information reasonably requested by Landlord.  Subject to the terms hereof, within 30 days after receiving such materials, Landlord shall deliver a check to Tenant, payable jointly to Tenant and its contractor, in the amount of the lesser of (a) Landlord’s Share (defined below) of the amount requested by Tenant pursuant to the preceding sentence, less a 10% retention (the aggregate amount of such retentions shall be referred to in this Work Letter as the “Final Retention”), or (b) the amount of any remaining portion of the Allowance (not including the Final Retention).  Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work or materials described in Tenant’s payment request.  As used in this Section 1.2.2.1, “Landlord’s Share” means the lesser of (i) 100%, or (ii) the percentage obtained by dividing the Allowance by the estimated sum of all Allowance Items, as determined based on the Construction Contracts.

1.2.2.2Final Retention.  Subject to the terms hereof, Landlord shall deliver to Tenant a check for the Final Retention, together with any other undisbursed portion of the Allowance required to pay for the Allowance Items, within 30 days after the latest of (a) the completion of the Tenant Improvement Work in accordance with the approved plans and specifications; (b) Landlord’s receipt of (i) copies of all Construction Contracts; (ii) copies of invoices for all labor and materials provided to the Premises; (iii) executed unconditional mechanic’s lien releases satisfying California Civil Code § 8138; (iv) a certificate from Tenant’s architect, in a form reasonably acceptable to Landlord, certifying that the Tenant Improvement Work has been substantially completed; (v) evidence that all governmental approvals required for Tenant to legally occupy the Premises have been obtained; and (vi) any other information reasonably requested by Landlord; (c) Tenant’s delivery to Landlord of “as built” drawings (in CAD format, if requested by Landlord); or (d) Tenant’s compliance with Landlord’s standard “close‑out” requirements regarding city approvals, closeout tasks, Tenant’s contractor, financial close-out matters, and Tenant’s vendors.  Landlord’s payment of the Final Retention shall not be deemed Landlord’s approval or acceptance of the work or materials described in Tenant’s payment requests.

2	MISCELLANEOUS.
2.1 Applicable Lease Provisions. Without limitation, the Tenant Improvement Work shall be subject to Sections 7.2, 7.3 and 8 of the Lease.

2.2 Plans and Specifications.  Landlord shall provide Tenant with notice approving or disapproving any proposed plans and specifications for the Tenant Improvement Work within the Required Period (defined below) after the later of Landlord’s receipt thereof from Tenant or the mutual execution and delivery of this Agreement.  As used herein, “Required Period” means (a) 15 business days in the case of construction drawings, and (b) 10 business days in the case of any other plans and specifications (including a space plan).  Any such notice of disapproval shall describe with reasonable specificity the basis for Landlord’s disapproval and the changes that would be necessary to resolve Landlord’s objections.

2.3 Review Fees. Tenant shall reimburse Landlord, upon demand, for any fees reasonably incurred by Landlord for review of the Plans by Landlord’s third party consultants (“Review Fees”).

2.4 Tenant Default.  Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement before the Tenant Improvement Work is completed, then (a) Landlord’s obligations under this Work Letter shall be excused, and Landlord may cause Tenant’s contractor to cease performance of the Tenant Improvement Work, until such default is cured, and (b) Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work.

2.5 Other. This Work Letter shall not apply to any space other than the Premises.